Exhibit 99.5

Loan Agreement

No. XD-2012-049

Borrower (the “Borrower”): Hebei Iron & Steel International Holding., Ltd.
Corporate Registration No.: 1560426
Legal Representative / Principal: ZHANG Kai
Domicile: 27/F, 2705, No. 9 Queen’s Road, Central, Hong Kong
Bank of Deposit & Account No.: Bank of China (Hong Kong)
Telephone: 00852 2523 6068	Facsimile: 00852 2523 6138

Lender (the “Lender”): Bank of China Limited Tokyo Branch
Legal Representative / Principal: LIN Si
Domicile: The Bank of China Building, 3-4-1 Akasaka, Minato-Ku, Tokyo, Japan
Telephone: 0081-3-3505-6507	Facsimile: 0081-3-3587-7927

          Through fair negotiations, Lender and Borrower have reached mutual agreements regarding the foreign exchange loan between the parties. The parties hereby agree as follows:

Article 1 Currency and Amount of the Loan

Currency: US Dollar (USD)
Amount: USD74,000,000.00

Article 2 Term of the Loan

          Term: Six (6) months

          Borrower shall make a drawdown on the date stipulated herein. Where the actual drawdown date is later than stipulated, Borrower nevertheless shall observe the repayment date stipulated herein.

Article 3 Purpose of the Loan

          Purpose: Equity and Project Investment

          Without a written consent by Lender, Borrower shall not alter the purpose of the loan stipulated herein. The loan shall not be used for the following purpose (without limitation): investing in non-self-use fixed assets, investing in projects that 1) are prohibited by laws, regulations, regulatory rules or national policies; 2) lawful approval(s) has not been obtained; or 3) bank loans are prohibited to be directed into.

Article 4 Interest Rate, Calculation and Settlement

          1. Interest Rate
          Floating rate (per annum) with three (3) months being a cycle:
          Every three (3) months from the actual drawdown date (or the first actual drawdown date in the case of drawdown made in installments), the interest rate shall be reset. Such reset date shall be the corresponding calendar day of the day on which the drawdown was made. Where there is no corresponding calendar day in a calendar month, the last day of such calendar month shall be the reset date instead.

A.	The initial interest rate of each drawdown shall be calculated as the three-month dollar London interbank offered rate two (2) days prior to the actual drawdown date plus 160 base points.
B.

Upon each floating cycle, the interest rate of the next floating cycle shall be calculated as the three-month dollar London interbank offered rate two (2) banking days prior to the previous interest payment date plus 160 base points

          2. Calculation of Interests
          Interests accrue from the actual drawdown date, and are calculated based on the actual amount and period of the loan drawn.
          Interests calculation formula: interests = principal balance * number of days * daily interest rate
          The daily interest rate is calculated on a 360 days per annum basis, and the formula thereof shall be: daily interest rate = annual interest rate / 360

          3. Interest Settlement Method
          Interests accrued shall be paid every three month upon the drawdown. Where a settlement date is on a public holiday, such settlement date shall instead be the last banking day prior to such public holiday.
          Where the repayment date of the principal is not on a settlement date, Borrower shall instead pay off the principal together with the interest payable on such principal repayment date.

          4. Default Interest

(1)

If Borrower fails to pay any sum payable of the loan as stipulated herein, as to the overdue portion of the loan principal, Borrower shall pay default interests at the overdue default interest rate from the date which such portion becomes due until the principal and interests accrued are fully paid off.

The overdue default interest rate shall be calculated as the interest rate stipulated in Section 1 of this Article 4 plus 30.00% thereof.
(2)

If Borrower fails to use the loan for the prescribed purpose herein, as to the diverted portion of the loan principal, Borrower shall pay default interests at the diversion default interest rate from the date which such portion is diverted until the principal and interests accrued are fully paid off.

The diversion default interest rate shall be calculated as the interest rate stipulated in Section 1 of this Article 4 plus 50.00% thereof.
(3)	As to the portion of the loan principal which is diverted and due, interests shall be collected at the diversion default interest rate.
(4)

If Borrower fails to timely pay interests accrued, applying the interest settlement method stipulated in Section 3 of this Article 4, within the term of the loan compound interests shall be collected at the interest rate stipulated in Section 1 of this Article 4; upon the loan becomes due compound interests shall be collected at the overdue default interest rate stipulated in this Section 4.

(5)	If the interest rate has been adjusted according to terms of this agreement, default interests and compound interests shall be collected following such adjusted rate.

Article 5 Conditions Precedent of the Drawdown

          Only when the following conditions precedent are satisfied shall Borrower be entitled to make a drawdown:

1.	This agreement together with its appendix(es) (if any) have been executed;
2.	Borrower has submitted to Lender documents evidencing its registration in Hong Kong Special Administrative Region and its lawful legal person status;
3.

The Bank of China Hebei Province Branch has submitted to Lender a standby letter of credit whose amount and term shall be sufficient to cover the principal, interests, expenses and term of loan borrowed;

4.	Borrower has submitted to Lender resolution and Power of Attorney issued by the Board of Directors or other competent corporate authority approving the execution and performance of this agreement;
5.	Upon the satisfaction of aforementioned conditions, Borrower shall submit to Lender a written application two (2) banking days prior to the proposed drawdown;
6.	Other conditions provided by law or stipulated by the parties;

          If one or more of the aforementioned conditions precedent are not satisfied, Lender shall have the right to refuse Borrower’s drawdown application. Nevertheless, Lender is entitled to consent to the drawdown application despite such conditions precedent have not been met.

Article 6 Time and Method of the Drawdown

1.	When all conditions precedent set out in Article 5 have been satisfied, Borrower can make a one-time drawdown within 30 banking days from the execution of this agreement.

2.	The portion of the loan principal which has not been drawn within the aforementioned time frame will be cancelled and subsequently cannot be further drawn, except where Lender agrees otherwise.

Article 7 Repayment

1.

Except where the parties to this agreement agree otherwise, Borrower shall repay the loan on [*] [*], 2013 into the account designated by Lender in Section 4 of this Article 7.
Should Borrower wish to change the aforementioned repayment scheme, a written application shall be submitted to Lender fifteen (15) banking days prior to the due date of the loan. The change of repayment scheme shall be subject to the written confirmation of both parties to this agreement.

2.

Except where the parties to this agreement agree otherwise, if Borrower defaults on both the principal and interests, Lender shall have the discretion to dictate the order in which the principal and interests accrued shall be paid. In case of repayment in installments, if multiple installments under the terms of this agreement become due or overdue, Lender shall have the discretion to dictate the order in which such installments shall be paid. If there are multiple matured loan agreements between the parties, Lender shall have the discretion to dictate the order in which Borrower shall repay each matured loan.

3.

Except where the parties to this agreement agree otherwise, Borrower is entitled to make voluntary prepayment(s), subject to a 7-banking-day advanced written notice to and consent from Lender. The amount prepaid shall be used to repay the portion of the loan which matures the last, i.e. prepayments of the loan shall be made in inverse order of maturity of the loan.

4.	Borrower shall direct the repayment of the principal and interests accrued into the following account designated by Lender:
	Account Name:	Bank of China Limited, Tokyo Branch with
Bank of China Limited, New York Branch
Account No.:
Swift: BKCHUS33
Reference: Credit Department/HEBEI IRON & STEEL

Article 8 Statements and Covenants

1.	Borrower states as follows:
	(1)	Borrower is a corporation duly registered and validly existing in good standing, who has full capacity to execute and perform this agreement;
	(2)	Borrower has entered into this agreement fully informed and willing. Borrower has taken all appropriate and necessary corporate and legal actions to get validly authorization(s) according to its Articles of Association and other internal control documents. The execution and performance of this agreement will not violate or breach any other existing agreement(s), contact(s) and/or other legal document(s) binding on Borrower. Borrower has obtained or will obtain all necessary approval(s), permit(s), filling(s) or registration(s) pertaining to the execution and performance of this agreement;

	(3)	All document(s), financial statement(s), certificate(s) and other material(s) submitted by Borrower to Lender hereunder are true, complete, accurate and valid;
	(4)	The prescribed purpose of the loan stated by Borrower to Lender is true and lawful, and the loan shall not be use for unlawful purpose(s), such as money laundry;
	(5)	Borrower have not concealed or omitted any information that might affect its or the surety’s financial status and contract performance capacity;

2.	Borrower covenants as follows:
(1)

At the request of Lender, Borrower shall periodically or timely submit to Lender its financial statement(s) (including but not limited to yearly statement(s), quarterly statement(s) and monthly statement(s)) and other relevant material(s);

(2)

If Borrower has entered or will enter into counter-guarantee agreement(s) or similar agreement(s) with the surety to this agreement regarding obligation(s) as a surety, such agreement(s) shall not adversely affect any right(s) that Lender might be entitled to hereunder;

	(3)	Borrower shall submit itself to the credit check and supervision of Lender, and furnish adequate assistance and cooperation as needed;
(4)

In the event(s) which could affect Borrower’s or the surety’s financial status and contract performance capacity (including but not limited to the change(s) in business operation mode such as division, merger, affiliation, cooperation or joint venture with foreign investor(s), contracted management, reorganization, reformation, or stock listing, etc., registered capital reduction, material transfer(s) of assets or equity interests, material indebtedness, or material indebtedness on the collateral, attachment of the collateral, dissolution, revocation, voluntary or involuntary filing for bankruptcy etc.), or if material litigation(s), arbitration(s) or other legal proceeding(s) are involved, or Borrower encounters operating difficulties and worsening in financial status, or Borrower breaches obligations under terms of other agreement(s),), Borrower shall timely notify Lender. If any aforementioned action(s) that Borrower plans to take could possibly adversely affect its debt solvency, a prior consent from Lender shall be obtained.

(5)

Borrower shall repay the loan borrowed from Lender prior to repaying its debt(s) owed to other shareholders, and there shall be no priority for repayment among debts of the same kind borrowed by Borrower.

(6)

In the event that, by the end of a certain relevant fiscal year, Borrower’s after-tax net margins are zero or negative, or that after-tax margins are not enough to offset losses accumulated from past fiscal years, or that pretax margins are not used to pay the loan principal, interests and expenses in that very fiscal year, or that pretax margins are not sufficient to pay the loan principal, interests and expenses for the next term, Borrower shall not pay any dividend or make other income distribution of any kind to its shareholders;

(7)

Borrower shall not dispose its self-owned assets in a way which could compromise its debt solvency, and shall undertake that neither the total amount nor the amount for each of its foreign guarantees exceed the limit provided in its Articles of Association.

Article 9 Disclosure of Intra-group Connected Party Transactions

          Borrower is a group client as defined in Guidelines for the Risk Management of Credit Granting to Group Clients by Commercial Banks (the “Guidelines”). Borrower shall timely report to Lender any connected party transaction(s) amount to10% (or higher) of its net assets, including the affiliated relationship between transaction parties, the deal and its nature, the amount or the corresponding ratio, and the pricing policy (including gratuitous transaction(s) or that with nominal transaction amount).

          In case of the following event(s) on the part of Borrower, Lender shall be entitled to decide unilaterally to stop further payments of the undrawn portion of the loan and reclaim part or all of the principal and interests accrued in advance: 1) employing note(s) or account(s) receivable with no actual trading stipulated in false connected party contract(s) to get discount or pledge from the bank to unlawfully obtain bank funds or credit, 2) going through a major merger, acquisition and reorganization which Lender deems might affect security of the loan, 3) intentionally evading bank debt(s) through connected party transaction(s); and 4) other circumstances provided in Article 18 of the Guidelines.

Article 10 Taxes

          Borrower shall pay all duties and taxes arising under the terms of this agreement. Such duties and taxes shall not be deducted or withheld from any payable interests accrued.

Article 11 Events of Default and Solutions

          Each of the following events or occurrences constitutes or shall be deemed to constitute an event of default of Borrower hereunder:

1.	Borrower fails to pay any sum payable hereunder when due;
2.	Borrower fails to use the loan hereunder for the prescribed purpose;
3.	Any statement(s) or covenant(s) made by Borrower herein proves to have been incorrect or misleading or Borrower breaches any of the statement(s) or covenant(s) made herein;
4.

Any event(s) listed in Section 2(4) of Article 8 occur which will be deemed by Lender to possibly affect Borrower’s or the surety’s financial status and contract performance capacity, and Borrower refuses to furnish new collateral or surety as stipulated herein;

5.	Borrower breaches any other stipulation(s) regarding the rights and obligation of the parties;
6.	Any default(s) by Borrower under any other agreement(s) entered into by and between Borrower and any other institution(s) of Bank of China;
7.	The surety breaches any term(s) under the guarantee agreement, or under any other agreement(s) entered into by and between the surety and any other institution(s) of Bank of China;
8.	Event(s) of merger, revocation or bankruptcy occur to Borrower.

          Should any of the aforementioned default event(s) occur, Lender shall be entitled to take one or multiple following actions simultaneously as the case may be:

1.	To demand timely rectification by Borrower or the surety within a prescribed time;
2.	To partially or fully reduce, suspend, or stop the line of credit granted to Borrower;
3.

To partially or fully suspend or stop reviewing applications submitted by Borrower under this or any other agreement(s) entered into by and between Borrower and Lender; to partially or fully suspend or stop releasing money as to the portion of the loan principal which has not yet been made;

4.

To declare the principal, interests accrued, and other amount payable under this or any other agreement(s) entered into by and between Borrower and Lender to be immediately due and payable in whole or in part;

5.	To terminate or cancel this agreement; to partially or fully terminate or cancel any other agreement(s) entered into by and between Borrower and Lender;
6.	To claim indemnification for losses arising from Borrower’s breach;
7.

To deduct the Borrower’s deposits in account(s) opened in any other institution(s) of Bank of China to repay its outstanding debts in part or in full under this agreement only subject to a notice in advance or afterwards. Any sum(s) before its maturity in such account(s) shall be deemed to have matured in advance. Where the currencies deposited in such account(s) differ from the currency stipulated hereunder, the then applicable currency exchange rate shall be applied when converting;

8.	To exercise of its security right;
9.	To demand the surety, the Bank of China Hebei Province Branch, to assume its suretyship liability;
10.	Any other measures deemed by Lender to be necessary or feasible.

Article 12 Reservation of Rights

          If one party fails to exercise his rights hereunder in part or in full, or fails to demand the other party to perform or undertake its obligations and responsibilities in part or in full, such failures shall not be deemed to constitute a waiver of rights or exemption of obligations and responsibilities.

          Any generosity, extension or delay in exercising rights hereunder by one party shall not affect any rights such party may be entitled to under this agreement, or pursuant to laws and regulations, and shall not be deemed as waiver of such rights.

Article 13 Modification, Revision and Termination

The parties may modify or revise this agreement in writing upon mutual agreements. Any modification or revision shall be an integral part of this agreement.
Unless otherwise provided by law or agreed by the parties, this agreement shall not terminate before the full fulfillment the rights and obligations hereunder.
Unless otherwise provided by law or agreed by the parties, the invalidation of any provision herein shall not affect the validity of other provisions.

Article 14 Applicable Law, Dispute Resolution

          This agreement shall be governed by the laws of the People’s Republic of China. After the execution of this agreement, all disputes arising from and related to the formation and performance of this agreement shall be resolved through friendly negotiation(s) between the parties. Should such negotiation(s) fail, each party may submit such dispute to the people’s court of competent jurisdiction.

In the course of dispute resolution, the parties shall continue to perform the other provisions herein, provided that such dispute does not affect the performance hereof.

Article 15 Service Charge and Other Expenses

A service charge amounts to 0.2% of loan principal stipulated in Article 1 shall be charged and paid simultaneously with interests, i.e. service charge = loan principal * number of days * daily rate.
The daily rate is calculated on a 360 days per annum basis. The formula shall be: daily rate = annual rate / 360.

          Unless otherwise provided by law or agreed by the parties, expenses arising from contact formation, performance and dispute resolution (including but not limited to attorney fees etc.) shall be shouldered by Borrower.

Article 16 Appendix

          The following appendixes and other appendixes mutually confirmed by the parties shall be an integral part of this agreement and shall have the same legal effect as this agreement.

1.	Application for Drawdown;
2.	Notice for Interests Payment;
3.	Notice for Repayment;
4.	Valid Corporate Registration Documents of Borrower.

Article 17 Miscellaneous

1.	Without a written consent by Lender, Borrower shall not assign any rights or obligations hereunder to a third party.
2.

Borrower acknowledges that Lender may authorize another institution of Bank Of China Limited to exercise the rights and assume the obligations hereunder due to business considerations, or may transfer the loan related matters hereunder to the custody of another institution of Bank Of China Limited or another bank for further management. Upon such authorization or transfer, the aforementioned institution or bank is entitled to exercise the rights hereunder, and bring disputes arising hereunder to court or arbitration or apply for enforcement in its own name.

3.	This agreement shall be binding on the parties, their legal successors and assignees, provided that other provisions herein shall not be affected.
4.

Unless otherwise agreed, the parties designate their respective domicile recorded herein as their mailing address and undertake to promptly notify the other party in writing when change(s) occur to such mailing address.

5.

The transaction hereunder is for each party’s independent benefits. If, pursuant to the relevant laws, regulations and regulatory provisions, an affiliated relationship forms shall be recognized, any connected party shall not manipulate such relationship to affect the fairness of the transaction.

6.	The headings and business terms herein are for convenience only which shall not be used for interpretation of the provisions and the rights and obligations of the parties.

Article 18 Effectiveness of the Contract

This agreement shall come into effect when the legal representative / principal or the authorized signatory of each party executes and affixes respective corporate seal on this agreement.
This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Borrower: Hebei Iron & Steel International Holding., Ltd.

Authorized Signatory:

Date:

Lender: Bank of China Limited Tokyo Branch

Authorized Signatory:

Date: